253496-1 LPL FINANCIAL ANNOUNCES MANAGING DIRECTOR SCOTT SEESE TO TAKE PERSONAL LEAVE OF ABSENCE CHARLOTTE, N.C. – February 16, 2021 – LPL Financial LLC, a leading retail investment advisory firm, registered investment advisor (RIA) custodian and independent broker-dealer, today announced that Managing Director Scott Seese is taking a personal leave of absence to care for his mother as she undergoes treatment for an advanced illness. Executive Vice President Greg Gates has been named interim chief information officer. “Nothing is more important than family and caring for a loved one, and we will be keeping Scott and his family in our thoughts and prayers,” said Dan Arnold, president and CEO, LPL Financial. “Greg is an accomplished leader and, as someone who has been integral to the development of our technology plans and portfolio, is well positioned to take the reins of the Technology team. He has earned the respect and admiration of the management committee, as well as his teammates and peers across the firm.” Gates joined LPL in 2018 with nearly two decades of senior-level management experience in technology strategy, including creation, development, and delivery. He’s demonstrated a disciplined approach to the agile development of customer-centric technology, emphasizing ease of use, speed of delivery, and high quality. Before joining LPL, he led Product Management and Engineering teams at PayPal. Prior to that, at Bank of America, he led a number of technology organizations, culminating in leadership of Bank of America’s Contact Center Technology. ### About LPL Financial LPL Financial (https://www.lpl.com) is a leader in the retail financial advice market, the nation’s largest independent broker-dealer** and a leading custodian (or provider of custodial services) to RIAs. We serve independent financial advisors, professionals and financial institutions, providing them with the technology, research, clearing and compliance services, and practice management programs they need to create and grow thriving practices. LPL enables them to provide objective guidance to millions of American families seeking wealth management, retirement planning, financial planning and asset management solutions. **Based on total revenues, Financial Planning magazine June 1996-2020. Securities and advisory services offered through LPL Financial LLC, an SEC- registered broker- dealer and investment advisor. Member FINRA/SIPC. Throughout this communication, the terms “financial advisors” and “advisors” are used to refer to registered representatives and/or investment advisor representatives affiliated with LPL Financial LLC. We routinely disclose information that may be important to shareholders in the “Investor Relations” or “Press Releases” section of our website.

253496-1 Connect with Us! Media Contact: Lauren Hoyt-Williams (980) 321-1232 Lauren.Hoyt-Williams@lpl.com